EXHIBIT 99

           FIRST MIDWEST BANCORP COMPLETES ACQUISITION OF CF BANCORP


ITASCA, IL., DECEMBER 21, 1995-First Midwest Bancorp, Inc.(NASDAQ/NMS:FMBI) today announced that it has consummated the previously reported acquisition of CF Bancorp (NASDAQ:CFBC), the holding company of Citizens Federal Savings Bank of Davenport, Iowa. The transaction was structured as an exchange of stock and was accounted for on a pooling-of-interest basis.

The transaction represents First Midwest's first interstate acquisition and enhances its already strong position in the Illinois-Iowa Quad-Cities market comprised of the cities of Moline and Rock Island, Illinois and Davenport and Bettendorf, Iowa. First Midwest has operated for many years in the Illinois half of the Quad-Cities where it has approximately $375 million in assets. Headquartered in Davenport with additional offices in Davenport and Bettendorf, CF has $225 million in assets. With $600 million in assets and seven full-service offices, three in Illinois and four in Iowa, the combined operations result in the largest financial institution serving the entire market. In addition to its strong banking presence, First Midwest enjoys a similarly strong trust-investment management presence in the Quad-Cities with assets under management exceeding $500 million.

The Quad-Cities is a significant market that is sometimes not recognized as the diversified, dynamic and growing area that it represents. As an MSA, the Quad-Cities is an area having a population of some 400,000, employment in excess of 200,000 and annual retail sales of approximately $2.5 billion. As such, from each of these perspectives the Quad-Cities is larger than the perhaps better known markets of Peoria, Rockford, Springfield, Bloomington-Normal and Champaign-Urbana, Illinois.

Commenting on the merger, Robert P. O'Meara, First Midwest Bancorp's President & Chief Executive Officer, said, "the affiliation with CF, a very successful and highly respected company, permits us to more fully participate in the bright future of the entire Quad-Cities area. Our office coverage of the entire Quad-Cities represents a level of service and convenience not even approached by other financial institutions."

Paul Eckert, CF Bancorp's President & Chief Executive Officer, said, "the dynamics and outlook for the Quad-Cities is very positive and our affiliation with First Midwest represents another step in enhanced financial service and convenience for our customers. The combination of our retail and their commercial and trust-investment management strengths will enable us to better serve our individual and business customers alike."

At $3.2 billion, First Midwest Bancorp is Illinois' third largest publicly traded bank holding company and is engaged in commercial banking, investment management, trust and mortgage activities in northern Illinois and eastern Iowa.

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